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                            SCHEDULE 14A INFORMATION
                Proxy statement pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [   ]

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[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[X]    Definitive Additional Materials

[ ]    Soliciting Material Under Rule 14a-12

                            TANGRAM ENTERPRISES, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As detailed in Tangram Enterprise Solutions, Inc's. (the "Company") press release, dated April 12, 2001, the Company and its current directors (John F. Owens, Norman L. Phelps, Steven F. Kuekes, Thomas R. Brown, James A. Ounsworth, Carl G. Sempier, Carl Wilson and Steven R. Zodtner) all of whom are nominees for director may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Other than shares of Common Stock owned by each of the directors as described below, none of the directors has any interest in the proposals to be voted on at the Company's Annual Meeting of Shareholders. Any additional information with respect to any interests that these persons have in proposals to be voted on at the Company's shareholder meeting will be available in the proxy statement. The following is a description of each director and the number of shares of common stock owned by such director as of April 18, 2001.

JOHN F. OWENS, Director since 1992, Age 60. Mr. Owens was appointed chairman of our board in December 1999. Mr. Owens is president of Solo Systems, Inc., a management consulting firm, and president of Implementation and Consulting Services, Inc., a systems software services company. As of April 18, 2001, Mr. Owens did not own any shares of common stock and had options exercisable within 60 days of such date to purchase 16,000 shares of common stock.

NORMAN L. PHELPS, Director since 2000, Age 63. Mr. Phelps has served as our president and chief executive officer since December 31, 1999. Prior to joining us, Mr. Phelps held the position of chief information officer at Blue Cross & Blue Shield of North Carolina, a health insurance company, from June 1995 to September 1999. Prior to that, he was chief executive officer of National Liberty Corp., a personal insurance company. Previously, Mr. Phelps served as executive vice president of Colonial Penn Group based in Philadelphia, Pennsylvania and also served as president of the Colonial Penn Group Information Systems Data Corporation. As of April 18, 2001, Mr. Phelps owned 10,000 shares of common stock and had options exercisable within 60 days of such date to purchase 25,000 shares of common stock.

STEVEN F. KUEKES, Director since 1993, Age 42. Mr. Kuekes has served as our senior vice president and chief technology officer since October 1993. As of April 18, 2001, Mr. Keukes owned 939,727 shares of common stock and had options exercisable within 60 days of such date to purchase 360,000 shares of common stock.

THOMAS R. BROWN, Director since 2001, Age 54. Mr. Brown has served as chief executive officer of the Axial Finance group of companies since its formation in 1987. Axial is a Swiss-based international set of companies focused on financing in the high-tech sector in Europe and Southern Africa. Mr. Brown is also a director of Axial Technology Holding AG, a Swiss-based technology investment company, and a director of Axiam Holdings Limited, a South African-based financial services company. As of April 18, 2001, Mr. Brown did not own any shares of common stock and had no options exercisable within 60 days of such date.

JAMES A. OUNSWORTH, Director since 1999, Age 58. Mr. Ounsworth has served as vice president, secretary and general counsel of Safeguard Scientifics, inc. since December 1991, and as a senior vice president, secretary and general counsel from November 1995 until November 2000. Safeguard is a leader in developing and operating premier Internet infrastructure companies. Mr. Ounsworth presently works with Safeguard and consults with other business entities. Mr. Ounsworth is a director of Owosso Corporation. As of April 18, 2001, Mr. Ousnworth did not own any shares of common stock and had no options exercisable within 60 days of such date.

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CARL G.  SEMPIER,  Director  since  1992,  Age 69.  Mr.  Sempier  is a  business consultant. As of April 18, 2001, Mr. Sempier did not own any shares of common stock and had options exercisable within 60 days of such date to purchase 16,000 shares of common stock.

CARL WILSON, Director since 1995, Age 54. Mr. Wilson has served as executive vice president and chief information officer of Marriott International, an international hospitality company, since April 1997. Prior to that Mr. Wilson served as vice president-information resources of Georgia-Pacific Corporation, a diversified forest products company, from December 1992 to March 1997. As of April 18, 2001, Mr. Wilson did not own any shares of common stock and had options exercisable within 60 days of such date to purchase 13,000 shares of common stock.

STEVEN R. ZODTNER, Director since 2001, Age 44. Mr. Zodtner has served as vice president of operations and development for Safeguard Scientifics, Inc., a leader in developing and operating premier Internet infrastructure companies, since February 2000. Prior to that Mr. Zodtner served as Managing Partner of aligne, Inc, a management and IT strategy consulting firm, from November 1996 to February 2000. Before co-founding aligne, Inc., Mr. Zodtner served as vice president of information systems with Independence Blue Cross based in Philadelphia, Pennsylvania. As of April 18, 2001, Mr. Zodtner did not own any shares of common stock and had no options exercisable within 60 days of such date.

         The Company strongly advise all its shareholders to read its proxy statement, which will be filed with the Securities and Exchange Commission (the "SEC"). The proxy statement will contain important information that a shareholder should consider before making any decision about the proposals to be voted on at the Company's Annual Shareholder Meeting. When completed, the Company's proxy statement will be mailed to all its shareholders and will be available, together with the annual report, quarterly reports, current reports and other documents we filed, at no charge at the SEC's web site at http://www.sec.gov or from us by contacting John Nelli at 1-800 4TANGRAM.